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                                                                     EXHIBIT 8.1


                                October 30, 1997



Bay Apartment Communities, Inc.
4340 Stevens Creek Boulevard, Suite 275
San Jose, California 95129

         Re:      CERTAIN FEDERAL INCOME TAX MATTERS
                  ----------------------------------

Ladies and Gentlemen:

         This opinion is delivered to you in our capacity as counsel to Bay Apartment Communities, Inc. (the "Company") in connection with the registration of $400,000,000 aggregate market value of the Company's Preferred Stock and Common Stock pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission. This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for taxable years commencing with the Company's taxable year ended December 31, 1994.

         We have relied upon the representations of an officer of the Company, a copy of which is attached hereto, regarding the manner in which the Company has been and will continue to be owned and operated and the continued accuracy of such representations through the date of this letter. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents, and that the descriptions of the Company and its investments, and the proposed investments, activities, operations, and governance of the Company set forth in the Registration Statement continue to be true. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Registration Statement. In addition, we have relied on certain additional facts and assumptions described below.

         In rendering the following opinion, we have examined the Company's Articles of Incorporation, as amended, the By-Laws, as amended, its federal income tax returns for the taxable years ended December 31, 1994, December 31, 1995, and December 31, 1996, each on Form 1120-REIT, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.



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Bay Apartment Communities, Inc.
October 30, 1997
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         In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties, and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, representations, warranties, and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

         The opinion set forth below is based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statutes, regulations, and interpretations are subject to change, in some circumstances with retroactive effect; any changes to the foregoing authorities might result in modification of our opinion contained herein.

         Based upon and subject to the foregoing, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that commencing with the taxable year ending December 31, 1994, the form of organization of the Company and its operations are such as to enable the Company to qualify as a "real estate investment trust" under the applicable provisions of the Code.

         We express no opinions other than those expressly set forth herein. Furthermore, the Company's qualification as a REIT will depend on the Company meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not review these operations, and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto. Our opinion is not binding on the Internal Revenue Service (the "IRS"), and the IRS may disagree with the opinion contained herein. Except as specifically discussed above, the opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax


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Bay Apartment Communities, Inc.
October 30, 1997
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treatment of the transactions described herein to be materially and adversely different from that described above.

                                             Very truly yours,

                                             /s/ Goodwin, Procter & Hoar  LLP

                                             Goodwin, Procter & Hoar  LLP